EXHIBIT 10.5

HealthStream, Inc. (the Company)

Summary of Director and Executive Officer Compensation

I. Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. For fiscal year 2020, each director received an annual retainer of $5,000, except for the Audit Committee Chair and Nominating and Corporate Governance Chair, who received an additional annual retainer of $7,500, and the Compensation Committee Chair, who received an additional annual retainer of $2,000. Non-employee directors also received a $20,000 flat-fee, except for members of the Audit Committee who received $22,500, for board and committee meeting attendance and participation in lieu of per meeting fees.

In addition to the cash compensation set forth above, each non-employee director is eligible to receive a nondiscretionary annual grant of restricted share units. The restricted share units are granted annually and vest ratably over a three-year period.

Director compensation for 2021 has not yet been determined by the Compensation Committee.

II. Executive Officer Compensation. The following table sets forth the current base salaries and fiscal 2020 performance bonuses to be provided to our executive officers upon review and approval by the Compensation Committee, including the individuals who the Company expects to be its Named Executive Officers for 2021.

Executive Officer	Current Base Salary	Fiscal 2020 Bonus Amount[1]
Robert A. Frist, Jr.	$345,050	$92,473
J. Edward Pearson	$339,900	$91,093
Michael Sousa	$339,900	$18,355
Scott A. Roberts	$250,000	$50,000
Jeffrey D. Cunningham	$292,520	$58,504
Michael M. Collier	$272,950	$54,590
Trisha L. Coady	$253,450	$50,690
M. Scott McQuigg	$250,000	$50,000
Kevin O’Hara	$285,000	$-[2]
Scott Fenstermacher	$200,000	$-[3]

1 Fiscal 2020 bonus amounts remain subject to review and approval by the Compensation Committee.

2 Kevin O’Hara’s date of hire with the Company was January 1, 2021.

3 Scott Fenstermacher was promoted to Senior Vice President in January 2021.

Base salary adjustments for 2021, bonus targets for 2021 cash bonuses, and 2021 equity grants for executive officers have not yet been determined by the Compensation Committee.

III. Additional Information. The foregoing information is summary in nature. Additional information regarding Director and Named Executive Officer compensation will be contained in the Company’s 2021 Proxy Statement.